Exhibit 10(z)

SEPARATION AND RETIREMENT AGREEMENT AND RELEASE

        THIS SEPARATION AND RETIREMENT AGREEMENT AND RELEASE is entered into at Cleveland, Ohio this 12th day of July, 2001, by and among OGLEBAY NORTON MANAGEMENT COMPANY (the “Management Company”), an Ohio corporation, OGLEBAY NORTON COMPANY (“ONCO”) an Ohio corporation and STUART H. THEIS (“Theis”).

RECITALS:

        A.  Management Company is a wholly owned subsidiary of ONCO formed for the sole purpose of acting as the employer of management personnel for ONCO. Collectively, ONCO and Management Company are hereafter referred to as the “Company.”

        B.  The Company is engaged in pertinent part in the operation of self-unloading bulk carriers and docks and bulk terminals on the Great Lakes (the “Business”).

        C.  Theis has been employed by the Company in the Business and related businesses of the Company since December 28, 1992.

        D.  The Company desires to continue to employ Theis but in the new capacity described below after which time Theis would retire, and Theis is willing to be employed in that capacity by the Company and then retire from the Company, upon the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of mutual promises and agreements contained herein and intending to be legally bound hereby, the parties agree as follows:

        1.  Employment. The Company hereby continues to employ Theis until his retirement on June 1, 2003, and Theis hereby accepts such employment by the Company, upon the terms and conditions set forth herein. Theis shall resign as an officer of ONCO and each affiliate thereof for which he currently serves as an officer effective August 1, 2001.

        2.  Services. During the term hereof, Theis shall undertake only such projects as mutually agreed with the Chairman of the Company in writing. It is acknowledged and permitted that Theis may participate as a shareholder, partner, investor or employee, alone or with others, in a group or organization which acquires the Business or any part thereof, in either a stock or asset transaction during the term hereof. Although Theis will be employed as set forth in this Agreement, Theis will also be free to pursue other interests and employment, subject to the terms of Sections 7 and 8 hereof. Theis shall not obligate the Company without the prior approval of the Chairman, President and Chief Executive Officer of the Company. Theis shall perform his services in accordance with such rules, policies and procedures as the Company may adopt from time to time. Theis may perform his services from the Company’s headquarters in Cleveland, Ohio, but shall be permitted to set his own work hours in the office and work at home.

3. Compensation.

        3.1    Base Salary. During the term of Theis’ employment with Company pursuant to this Agreement, the Company shall pay to Theis an annual base salary of One Hundred Ninety Thousand Dollars ($190,000.00) payable in consecutive, equal, biweekly installments.

        3.2    Certain Basic Fringe Benefits. During the term of Theis’ employment with the Company pursuant to this Agreement, the Company shall provide to Theis such benefits, if any, but including without limitation, life insurance, health and welfare benefits, that are provided to its key employees and on the same terms and conditions from time to time set forth, as may be applicable to such employees. In particular, however, the Company shall continue to provide Theis with reimbursement of premium for that certain life insurance policy provided under the Company’s executive life insurance program with Security Life of Denver, including reimbursement of the amount sufficient to pay all federal, state and local taxes incurred by Theis as a result of the payment of the premium expense and his receipt thereof.

        3.3    Incentive Compensation. Theis shall continue to be entitled to participate in the Company’s Annual Incentive Plan for the year 2001; however, shall not be entitled to participate in such plan or receive an incentive bonus from the Company for the years 2002, 2003 or any time thereafter. Pursuant to such Annual Incentive Plan, Theis may receive a bonus for 2001, if, and only if, the performance objectives and other criteria set forth in the program are met by the Company. Theis shall also be entitled to continue to be a participant in the Oglebay Norton Company 1999 Long-Term Incentive Plan (the “LTIP”) for the purpose of the cash incentive payment to the extent he would have been entitled to a cash payment under the LTIP had he not entered into this Agreement and instead had remained employed in his capacity as an officer of the Company until December 31, 2002; however, he shall not be eligible for any future grants of stock options under the LTIP for the years 2001, 2002, 2003 or any time thereafter.

        3.4    The Company shall pay up to Five Thousand Dollars ($5,000.00) for any and all retirement planning consultation deemed necessary by Theis prior to his retirement on May 31, 2003. In addition to the payment and reimbursement for such consultation, the Company shall pay to Theis an additional amount sufficient to pay all federal, state and local taxes incurred by Theis as a result of (a) the payment of the expense or receipt of the reimbursement and (b) the receipt of the additional payment.

4. Term and Termination of Agreement.

        4.1    The term of Theis’ employment pursuant to this Agreement shall commence on August 1, 2001 and shall continue until June 1, 2003. Notwithstanding anything to the contrary in the preceding sentence, Theis’ employment pursuant to this Agreement may be terminated bythe Company at any time “For Cause”. On June 1, 2003, Theis shall retire from the Company and Theis’ status as an employee of the Company shall terminate.

        4.2    “For Cause” shall mean embezzlement, conviction of a crime involving moral turpitude, fraud, repeated acts of negligence, dishonesty and the material breach by Theis of any obligation hereunder (including Sections 7 and 8 hereof). In the event the Company determines to terminate this Agreement “For Cause”, such determination shall be made by the Chairman of the Company who shall provide the reasons therefore delivered in writing to Theis. Theis may contest the For Cause termination by electing within fifteen (15) days of receipt of the notice to seek a determination by the Court from a court of competent jurisdiction as to the validity of the termination. Any such determination as set forth herein shall be deemed to be a final, non-appealable determination.

5. Retirement; Age and Service Adjustment to Theis.

        5.1    Subject to the last two sentences hereof, if Theis dies during the term of Theis’ employment with Company pursuant to this Agreement, or remains employed with the Company until, and retires on, June 1, 2003 as described in the first sentence of Section 4.1 hereof, the Company will credit Theis with such additional years of age and years of benefit service for purposes of the Company’s Defined Benefit Pension Plan for Salaried Employees (the “Pension Plan”) equal to the difference between Theis’ actual age and benefit service on his date of termination of employment (or death) and the years of age and benefit service Theis would have attained if he had continued to work for the Company until December 31, 2007, such that Theis would immediately be eligible for retirement benefits under the Plan as if he were age 65 with 15 years of service. Notwithstanding the immediately preceding sentence, in the event this Agreement is terminated by the Company “For Cause,” and if Theis timely elected to seek a final determination pursuant to Section 4.2 and one has been made or the time for Theis electing to seek such determination has expired without Theis so electing, Theis shall not be entitled to be credited with such additional years of age and benefit service and shall be credited only with his actual years of age and benefit service as of his date of termination for purposes of the Pension Plan. Violations by Theis of Sections 7, 8 or 12 hereof shall be deemed to be material breaches of material obligations hereunder and Company shall be entitled to terminate this Agreement For Cause, subject to Theis’ rights pursuant to Section 4.2 hereof. In addition, in the event this Agreement is terminated For Cause, as a result of Theis’ violation of Sections 7, 8 or 12 hereof, to the extent permitted by law, Theis shall not be entitled to be credited with such additional years of age and benefit service and any benefits paid to him from the Pension Plan based on such additional years of age and benefit service shall be used to offset subsequent payments to him or his beneficiary from the Pension Plan.

        5.2    Commencing on June 1, 2003, the Company agrees that Theis shall be entitled to receive a monthly pension benefit of $5,808.00 per month (including amounts payable to Theis under the Pension Plan and any defined benefit plan or supplemental defined benefit plan presently maintained by the Company), subject to appropriate actuarial adjustments for optional forms of payment, including spousal survivorship payments, as provided for under the Company’s Salaried Benefit Plan.

        6.  Change of Control Agreement. The change of control Employment Agreement entered into between the Company and Theis on or about May 25, 2000, (the “Change of Control Agreement”) shall be, and hereby is, terminated effective August 1, 2001.

7. Trade Secrets Covenant.

        7.1    Theis acknowledges that during the course of his employment by the Company he has been and he may be in contact with customers, employees, and others having dealings with the Company and will have access to trade secrets and other confidential information with regard to the business, operations, accounts, books and records, sales, customers, pricing and other activities of the Company (“Trade Secrets”). Theis recognizes and agrees that the disclosure of such Trade Secrets to parties other than the Company or the improper use thereof will cause serious and irreparable injury to the Company. Accordingly, Theis shall, at all times, keep secret and inviolate all Trade Secrets which he now knows or may hereafter come to know. In addition, Theis shall at no time copy, remove from the premises of the Company or retain, without the prior consent of the Company, any Trade Secrets, including, but not limited to, unpublished records, agreements, books of account, corporate documents, work papers, correspondence, customer lists, memoranda, computer software or documentation in connection therewith, plans, drawings or copies or extracts from any of the foregoing, except as may be required in carrying out his duties hereunder. Upon the termination of Theis’ employment, Theis shall promptly return to the Company all documents pertaining to Trade Secrets in his possession or under his control.

        8.  Non-Competition Covenant. If the Company is still engaged in the Business described in Paragraph B of the recitals, Theis agrees that during the term of his employment with Company pursuant to this Agreement except to the extent provided for in Section 2 hereof, he will not engage in the Business or, own, manage, operate, control, or participate in, or have any ownership interest in, or make loans to, or act as a guarantor, surety, or indemnitor for, or aid or advise as an employee, director, officer, consultant or otherwise, whether directly or indirectly, any enterprise (whether a sole proprietorship, partnership, corporation, firm, joint venture, trust or other entity) which is engaged in the Business.

9. Breach of Trade Secret and/or Non-Competition Covenants.

        9.1    Theis agrees that the remedy at law for any breach by him of the foregoing provisions of Sections 7 and 8 will be inadequate, and the Company shall be entitled to both temporary and permanent injunctive relief (without notice or bond) enforcing such provisions, in addition to any other remedy it may have at law or in equity.

9.2 The covenants of Theis contained in Section 7 are separate and independent of any other provisions hereof and shall survive the termination of this Agreement.

        9.3    Theis has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company, and he hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, are fully required to protect the legitimate interest of the Company, and do not confer a benefit upon the Company disproportionate to the detriment to Theis.

        10.  Death. In the event of the death of Theis during the term of Theis’ employment with the Company pursuant to this Agreement, Theis shall be deemed to have retired the day immediately preceding his death and to have elected a 100% joint and survivor benefit under the Pension Plan; and the Company shall promptly fulfill its obligations and make all payments pursuant to Section 5 hereof, including all obligations with respect to his surviving spouse, and thereafter this Agreement shall terminate, and Theis’ executor, administrator or legal representative shall be entitled to receive any accrued salary, additional compensation, unreimbursed expenses and other benefits due and owing to the date of Theis’ death.

11. Release.

        11.1    In consideration of the foregoing, Theis agrees not to initiate or maintain any charges, complaints, claims, legal actions or grievances arising out of or in conjunction with his previous employment with or separation from the Company, including claims for severance pay, or relating to any events occurring prior to the signing of this Agreement. Nothing contained herein shall be construed to limit Theis’ rights pursuant to 29 USC Section 626(f)(4) and the exercise of such rights shall have no force and effect on any other provision set forth in this Agreement.

        11.2    In further consideration of the foregoing, Theis agrees to release and forever discharge the Company and any of its past, present or future affiliated companies, subsidiaries, divisions, and any and all of the Company’s past, present and future officers, agents, directors, representatives, employees, shareholders and, as applicable, their successors, assigns, heirs and executors from any and all claims, including, but not limited to, employment, re-employment, demands, liability, obligations, damages, rights, costs, losses, debts and expenses (including but not limited to attorneys’ fees), causes of actions, or lawsuits based upon, related to, or arising out of his employment with and retirement and separation from the Company, all, and only, with respect to any events, whether known or unknown or suspect or unsuspected, occurring prior to the signing of this Agreement. This Agreement not to sue includes, but is not limited to:

claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; Employee Retirement Income Security Act of 1974, as amended; the Older Workers Benefits Protection Act, as amended; 42 U.S.C. Section 1981, as amended; the Civil Rights Act of 1991, as amended; the Worker Adjustment and Retaining Notification Act, as amended; the Rehabilitation Act of 1973, as amended; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act, as amended; any state anti-discrimination, civil rights or human rights laws, any other federal, state or municipal employment discrimination statutes and decisional law including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status, as well as claims for breach of contract, employee benefits, implied contract, promissory estoppel, defamation, tort claims, and any common law claims recognized now or later, including violations of public policy.

        12.  Confidentiality. Theis further agrees that he will not divulge the terms of this Agreement to any person or entity whatsoever at any time, except to his spouse, attorney and/or financial advisors, unless required to do so by law.

        13.  Acknowledgement. Theis acknowledges that he has been given a period of at least twenty-one (21) days within which to consider this Agreement prior to the execution of it and that he has reviewed its terms and considered its effect, including the foregoing release of claims. Theis also acknowledges that he has been advised in writing to consult with an attorney prior to executing it. Theis understands that for a period of seven (7) days following the execution of this Agreement, he may revoke it, and that this Agreement shall not become effective or enforceable until the revocation period of seven (7) days has expired. Theis understands that in order to revoke this Agreement within this seven (7) day time period he must provide written notice of that intention to John N. Lauer, Chairman, President and Chief Executive Officer of the Company so that Mr. Lauer may actually and personally receive notice of the revocation.

14. No Admission. It is agreed that the execution and/or implementation of this Agreement does not in any way constitute or represent an admission of any kind by the Company and/or by Theis.

        15.  Severability. The invalidity or unenforceability of any portion of this Agreement shall not impair or affect the validity or enforceability of any other portion of this Agreement, which shall remain in full force and effect.

        16.  Assignment. Theis shall not assign, transfer, pledge or encumber this Agreement or any rights or obligations hereunder. The Company may assign or transfer this Agreement to successor Company in the event of merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company; provided, however, that in the case of any such assignment or transfer, this Agreement shall be binding upon and inure to the benefit of such transferee, which shall assume and perform all of the obligations of the Company hereunder; provided further, however, that the Company shall not be released of its obligations hereunder until fully discharged to Theis or his surviving spouse as a result of an assignment or transfer of this Agreement to the extent such obligations are not fulfilled by the assignee or transferee.

17. Waiver. A waiver by either party of a breach of any provisions of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

        18.  Miscellaneous. This Agreement (a) shall be governed by and interpreted in accordance with the laws of the State of Ohio, (b) shall not be modified except in writing signed by the parties, (c) constitutes the entire understandings and agreements (both oral and written) except as specifically provided in Section 6, and (d) shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and permitted assigns.

19. Headings. The paragraph headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

READ BEFORE SIGNING

        I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS SEPARATION AND RETIREMENT AGREEMENT AND RELEASE. THIS RELEASE INCLUDES CLAIMS OR RIGHTS AND ALLEGED CLAIMS OR RIGHTS RELATING TO FEDERAL, STATE OR LOCAL LAWS PROHIBITING, EMPLOYMENT DISCRIMINATION, WHETHER BASED ON AGE, SEX, RACE, COLOR NATIONAL ORIGIN, RELIGION, HANDICAP OR MARITAL, PARENTAL OR VETERAN STATUS OR CLAIMS GROWING OUT OF ANY LEGAL RESTRICTIONS ON THE COMPANY’S RIGHT TO TERMINATE ITS EMPLOYEES. I HAVE NOT RELIED UPON ANY OTHER REPRESENTATION OR STATEMENT WRITTEN OR ORAL. I HAVE HAD TIME TO CONSULT WITH AN ATTORNEY OR MY CHOICE PRIOR TO EXECUTING THIS SEPARATION AND RETIREMENT AGREEMENT AND RELEASE.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple counterparts at the place and as of the date and year first above written.

OGLEBAY NORTON MANAGEMENT COMPANY
By:
/S / JOHN N. LAUER

John N. Lauer
Chairman, President and Chief Executive Officer
OGLEBAY NORTON COMPANY
By:
/S / JOHN N. LAUER

John N. Lauer
Chairman, President and Chief Executive Officer
/S / STUART H. THEIS

Stuart H. Theis